Atrion Reports First Quarter Results

Diluted EPS Increased by 15%

ALLEN, TX -- 05/08/2008 -- Atrion Corporation (NASDAQ: ATRI) today announced that for the first quarter of 2008 diluted earnings per share were 15% higher than in the first quarter of 2007, and revenues for the quarter were up 7% compared to the first quarter of 2007.

Commenting on the Company's results, Emile A. Battat, Chairman & CEO, said: "We are very pleased with our achievements in the quarter. The increase in revenues compared with the first quarter of 2007 was driven by growth in our cardiovascular and fluid delivery products, tempered by a decline in sales to the ophthalmic market. The diversity of our customers and the markets we serve generally allows us to overcome quarterly fluctuations in any one of our markets." Mr. Battat added that, "To support our long-term growth strategy, we have expanded our R&D capabilities. As a result, expenditures in this area were 20% higher during the quarter than in the first quarter of 2007. Despite this increase, our diluted earnings per share were up 15%."

Mr. Battat further stated, "Going forward, the weak domestic economy presents a challenging environment. The tight credit market is increasing borrowing costs for many hospitals at a time when these institutions are also facing lower Medicare reimbursements and higher costs for the treatment of an increasing number of uninsured patients. The convergence of these factors may force hospitals to defer some of their purchases of capital equipment, and could increase pricing pressures on hospital suppliers. Despite these challenges, we believe that we are on target in 2008 to again achieve double digit growth in diluted earnings per share, excluding the special items described in last year's third quarter press release dated November 7, 2007."

Atrion's revenues for the quarter ended March 31, 2008 were $24,602,000 compared with $23,037,000 in the same period in 2007. Net income in the current quarter totaled $3,656,000 compared to $3,136,000 in last year's first quarter. On a diluted per share basis, earnings for the period increased to $1.83 as compared to $1.59 in the same quarter of last year.

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide. The Company's website is www.atrioncorp.com.

The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the effects of various conditions on hospitals' purchases of capital equipment, possible increases in pricing pressures on hospital suppliers and growth in diluted earnings per share, excluding special items. Words such as "expects," "believes," "anticipates," "intends," "hopeful" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission.

                            ATRION CORPORATION
                    CONSOLIDATED STATEMENTS OF INCOME
                  (In thousands, except per share data)
                                (unaudited)

                                                     Three Months Ended
                                                          March 31,
                                                     2008          2007
                                                  -----------  -----------
Revenues                                          $    24,602  $    23,037
Cost of goods sold                                     13,922       13,377
                                                  -----------  -----------
   Gross profit                                        10,680        9,660
Operating expenses                                      5,226        4,923
                                                  -----------  -----------
   Operating income                                     5,454        4,737

Interest income (expense), net                             36         (132)
                                                  -----------  -----------
   Income before income taxes                           5,490        4,605
Income tax provision                                   (1,834)      (1,469)
                                                  -----------  -----------
   Net income                                           3,656        3,136
                                                  ===========  ===========

Income per basic share                            $      1.89  $      1.68
                                                  ===========  ===========

Weighted average basic shares outstanding               1,937        1,872
                                                  ===========  ===========

Income per diluted share                          $      1.83  $      1.59
                                                  ===========  ===========

Weighted average diluted shares outstanding             2,003        1,975
                                                  ===========  ===========

                            ATRION CORPORATION
                        CONSOLIDATED BALANCE SHEETS
                              (In thousands)

                                                    Mar. 31,     Dec. 31,
ASSETS                                                2008         2007
                                                  ------------ ------------
                                                  (Unaudited)
Current assets:
   Cash and cash equivalents                      $      5,270 $      3,531
   Accounts receivable                                  12,270        9,601
   Inventories                                          17,977       17,387
   Prepaid expenses and other                              771        1,483
   Deferred income taxes                                   607          607
                                                  ------------ ------------
      Total current assets                              36,895       32,609

Property, plant and equipment, net                      54,952       54,050
Other assets                                            12,618       12,654
                                                  ------------ ------------

                                                  $    104,465 $     99,313
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities                                   7,609        6,864
   Line of credit                                           --           --
   Other non-current liabilities                         7,017        7,007
   Stockholders' equity                                 89,839       85,442
                                                  ------------ ------------

                                                  $    104,465 $     99,313
                                                  ============ ============

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800